Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-200351 on Form S-8 and Registration Statement No. 333-208541 on Form S-3 of Paramount Group, Inc. of our report dated February 25, 2016, relating to the financial statements of 712 Fifth Avenue, L.P., appearing in this Annual Report on Form 10-K of Paramount Group, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

New York, New York

February 25, 2016